FOR IMMEDIATE RELEASE

CLARUS ANNOUNCES THIRD QUARTER 2009 RESULTS

STAMFORD, CONNECTICUT – November 2, 2009 — Clarus Corporation (OTC:CLRS.PK) today announced financial results for the three and nine months ended September 30, 2009.  Clarus reported no revenues for the quarters ended September 30, 2009 and 2008, respectively.  Net loss for the third quarter of 2009 was $850,000 or $0.05 per diluted share compared to a net loss of $715,000 or $0.04 per diluted share during the comparable period of 2008.  The increase in net loss was primarily due to a $478,000 reduction in interest income from declining interest rates on our cash, cash equivalents and marketable securities, partially offset by a $375,000 decline in operating expenses due to a reduction in employment compensation and benefits, non-cash equity compensation expense, consulting fees, travel expenses and other professional fees offset by increases in franchise and property taxes, insurance and investment management fees, compared to the prior year quarter.  The Company also incurred $32,000 in transaction related expenses for the period ended September 30, 2009.  The average investment yield on a weighted average basis for our investments for the quarter ended September 30, 2009 was 0.26% compared to 2.51% for the quarter ended September 30, 2008.  The current earnings rate as of October 27, 2009, is .19%.

For the nine months ended September 30, 2009, Clarus reported net loss of $2,372,000 or $0.14 per diluted share compared to a net loss of $1,915,000 or $0.11 per diluted share for the same period in 2008.  The increase in net loss was primarily a result of a decrease in interest income of $1,251,000 due to lower interest rates on our cash, cash equivalents and marketable securities partially offset by a $826,000 decline in operating expenses.  The decrease in general and administrative expense for the nine months ended September 30, 2009 was primarily attributable to decreases in employment compensation and benefits, non-cash equity compensation expense, consulting fees, travel expenses, other professional fees and investment management fees offset by increases in public company filing expenses and transaction expenses.  For the nine months ended September 30, 2009, our investment yield was 1.05% compared to 2.98% in the comparable period of 2008.

As of September 30, 2009, Clarus' cash, cash equivalents and marketable securities were $83.8 million compared to $86.0 million as of December 31, 2008.  Our cash, cash equivalents and marketable securities of $83.8 million at September 30, 2009 divided by 17.4 million shares of common stock outstanding equals $4.82 per share.

Clarus believes that it has available net operating loss, research and experimentation credit and alternative minimum tax credit carryforwards for U.S. federal income tax purposes of approximately $227.8 million, $1.3 million and $56,000, respectively, which expire in varying amounts beginning in the fourth quarter of 2009, after application of the limitation under Section 382 of the Internal Revenue Code.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our planned effort to redeploy our assets and use our substantial cash, cash equivalents and marketable securities to enhance stockholder value and the occurrence of events which could limit our ability to utilize our substantial net operating loss carry forward as well as other factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.claruscorp.com or the Securities and Exchange Commission's web site at www.sec.gov.

For more information, contact:

Philip A. Baratelli
Chief Financial Officer
Clarus Corporation
(203) 428-2000
pbaratelli@claruscorp.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
	(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$58,856	$19,342
Marketable securities	24,921	66,670
Interest receivable	10	24
Prepaids and other current assets	178	109

Total current assets	83,965	86,145

PROPERTY AND EQUIPMENT, NET	776	1,032

TOTAL ASSETS	$84,741	$87,177

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$319	$383

Total current liabilities	319	383

LONG-TERM LIABILITIES:
Deferred rent	434	410

Total liabilities	753	793

STOCKHOLDERS' EQUITY:
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized;17,441,747 shares issued and 17,366,747 outstanding in 2009 and 2008, respectively	2	2
Additional paid-in capital	370,875	370,504
Accumulated deficit	(286,895)	(284,523)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive income	8	403
Total stockholders' equity	83,988	86,384

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,741	$87,177

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,

	2009	2008	2009	2008

REVENUES:	$—	$—	$—	$—

Total revenues	—	—	—	—

OPERATING EXPENSES:
General and administrative	791	1,160	2,744	3,563
Transaction expenses	32	—	32	—
Depreciation	83	89	260	267

Total operating expenses	906	1,249	3,036	3,830

OPERATING LOSS	(906)	(1,249)	(3,036)	(3,830)
INTEREST INCOME	56	534	664	1,915

NET LOSS	$(850)	$(715)	$(2,372)	$(1,915)

Loss per common share:
Basic	$(0.05)	$(0.04)	$(0.14)	$(0.11)
Diluted	$(0.05)	$(0.04)	$(0.14)	$(0.11)

Weighted average shares outstanding:
Basic	16,867	16,867	16,867	16,867
Diluted	16,867	16,867	16,867	16,867

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)
	NINE MONTHS
	ENDED SEPTEMBER 30,
	2009	2008

OPERATING ACTIVITIES:
Net loss	$(2,372)	$(1,915)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation on property and equipment	260	266
Amortization of equity compensation plans	371	537
Amortization of discount on securities, net	(452)	(1,436)
Loss on disposal of equipment	2	—
Changes in operating assets and liabilities:
(Increase)/decrease in interest receivable, prepaids and other current assets	(55)	6
Decrease in accounts payable and accrued liabilities	(64)	(56)
Increase in deferred rent	24	50

NET CASH USED IN OPERATING ACTIVITIES	(2,286)	(2,548)

INVESTING ACTIVITIES:
Purchases of marketable securities	(30,892)	(96,407)
Proceeds from maturity of marketable securities	72,698	68,938
Purchase of property and equipment	(6)	(3)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	41,800	(27,472)

FINANCING ACTIVITIES:

Proceeds from the exercises of stock options	—	—
	—	—
NET CASH PROVIDED BY FINANCING ACTIVITIES
CHANGE IN CASH AND CASH EQUIVALENTS	39,514	(30,020)

CASH AND CASH EQUIVALENTS, Beginning of Period	19,342	41,886

CASH AND CASH EQUIVALENTS, End of Period	$58,856	$11,866

SUPPLEMENTAL DISCLOSURE:

Cash paid for franchise and property taxes	$306	$374